Filed Pursuant to Rule 433

Registration No. 333-272025

May 8, 2024

PRICING TERM SHEET

(to Preliminary Prospectus Supplement, dated May 8, 2024)

Issuer:	CenterPoint Energy, Inc. (the “Issuer”)

Legal Format:	SEC Registered

Anticipated Ratings*:	Baa2 (stable) / BBB (negative) / BBB (stable) (Moody’s / S&P / Fitch)

Security:	5.40% Senior Notes due 2029

Principal Amount:	$700,000,000

Maturity Date:	June 1, 2029

Interest Payment Dates:	June 1 and December 1 of each year, commencing December 1, 2024

Coupon:	5.40%

Benchmark Treasury:	4.625% due April 30, 2029

Benchmark Treasury Yield:	4.497%

Spread to Benchmark Treasury:	+95 basis points

Re-offer Yield:	5.447%

Price to Public:	99.790% of the principal amount

Optional Redemption:	Prior to May 1, 2029, greater of: (1)(a) make-whole at treasury rate[1] plus 15 basis points, less (b) interest accrued to the date of redemption and (2) 100%, plus, in either case, accrued and unpaid interest. On or after May 1, 2029, 100% plus accrued and unpaid interest.

CUSIP/ISIN:	15189T BG1 / US15189TBG13

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	May 8, 2024

Expected Settlement Date:	May 10, 2024 (T+2)

Joint Book-Running Managers:	BNP Paribas Securities Corp. J.P. Morgan Securities LLC PNC Capital Markets LLC Scotia Capital (USA) Inc. Truist Securities, Inc.

Co-Manager:	Loop Capital Markets LLC

[1]	The term “treasury rate” shall have the meaning ascribed to it in the Issuer’s Preliminary Prospectus Supplement, dated May 8, 2024.
*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Capitalized terms used and not defined herein have the meanings assigned in the Issuer’s Preliminary Prospectus Supplement, dated May 8, 2024.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at (800) 854-5674, J.P. Morgan Securities LLC collect at (212) 834-4533, PNC Capital Markets LLC toll-free at (855) 881-0697, Scotia Capital (USA) Inc. toll-free at (800) 372-3930 or Truist Securities, Inc. toll-free at (800) 685-4786.